Exhibit 10.10
CLARCOR Inc.
Summary of Compensation for Non-Employee Directors and Named Executive Officers

Non-Employee Director Compensation Summary

Annual Retainer

•	$40,000, payable in cash or stock at the election of each director

•	Additional $6,500 for serving as chair of the Compensation or Directors Affairs/Corporate Governance Committees

•	Additional $10,000 for serving as chair of the Audit Committee

•	Committee chair compensation is payable in cash

•
Additional $25,000 in cash for service as the Lead Director commencing in the Company's 2013 fiscal year, with a pro-rated fee payable for such service from the period of November 30, 2012 to the date of the Company's 2013 Annual Meeting

Board and Committee Meeting Fees

$1,500 per meeting for each Board of Directors or Committee meeting attended
$1,000 per meeting for each Committee meeting attended by telephone
All meeting fees are paid in cash

Annual Stock Option Award

Each year, all non-employee directors receive options to acquire shares of the Company's stock pursuant to the Company's 2009 Incentive Plan, which was approved by the Company's shareholders on March 23, 2009. The option grant occurs on the date of each annual meeting of the Company's stockholders, and the exercise price is equal to the closing market price on such day.

Named Executive Officer Compensation Summary

Current salaries for named executive officers (rounded to nearest $1,000):

Name	Title	Salary	Shares Subject to Stock Options (#)	Restricted Stock Units (#)	Target Bonus Percentage

Christopher L. Conway	President -- Chief Executive Officer	$600,000	100,000	8,000	85%
Sam Ferrise	President -- Baldwin Filters, Inc.	$390,000	35,000	3,033	50%
David J. Fallon	Vice President - Finance & Chief Financial Officer	$350,000	35,000	1,944	55%
Richard Wolfson	Vice President - General Counsel & Corporate Secretary	$300,000	27,500	2,778	45%
David J. Lindsey	Vice President - Administration & Chief Administrative Officer	$258,000	18,000	1,433	40%

The named executive officers of the Company are eligible to receive bonuses as determined in the discretion of the Compensation Committee. Such bonuses would be paid in fiscal 2014 and would be based on the achievement by the Company of certain objective targets related to the Company's net income and economic value-added returns during fiscal year 2013.

The named executive officers may also receive stock options and restricted stock pursuant to the Company's stockholder-approved 2009 Incentive Plan as determined in the discretion of the Compensation Committee.

Additional Information

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company's Proxy Statement to be filed in connection with the Company's Annual Meeting of Stockholders expected to be held on March 26, 2013.